Exhibit 99.1

For Immediate Release
Contact:
Media
Melissa Brotz
(847) 935-3456

Jonathon Hamilton
(847) 935-8646

Financial Community
John Thomas
(847) 938-2655

Tina Ventura
(847) 935-9390

ABBOTT COMPLETES ACQUISITION OF GUIDANT VASCULAR BUSINESS

–  Combination of Abbott’s and Guidant’s Vascular Organizations
Creates Leading Vascular Devices Business –

ABBOTT PARK, Ill., April 21, 2006 — Abbott today announced it has completed the acquisition of Guidant’s vascular business, which, combined with Abbott’s current vascular business, creates one of the leading global vascular devices companies. This acquisition was made in connection with Boston Scientific’s acquisition of Guidant Corporation.

“The acquisition of Guidant’s vascular business builds on our broad-based business strategy to develop leading positions in attractive health care markets – shaping Abbott for greater balance and strengthening our business mix and breadth of pipeline opportunities,” said Miles D. White, chairman and chief executive officer, Abbott.

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“The combined Abbott and Guidant business offers a broad line of leading coronary and endovascular products, a pre-eminent sales force, and global manufacturing operations, as well as a state-of-the-art R&D organization, which is developing innovative technologies and devices such as the XIENCE™ V and ZoMaxx™ drug-eluting stents,” White said. “Our newly expanded vascular organization has the tools and the talent to transform the way physicians treat vascular disease, impacting the lives of millions of patients around the world.”

Broad Vascular Devices Product Portfolio

For the past several years, Abbott has built a competitive vascular business through acquisitions, licensing agreements, and internal scientific and commercial development. With the addition of Guidant’s vascular business, Abbott offers physicians, catheterization labs and clinics a complete line of products and technologies for interventional procedures including: a comprehensive line of coronary and endovascular stents; a full offering of guide wires, catheters and balloons; and innovative vessel closure devices. In addition, the combined business has a broad portfolio of intellectual property, including rapid exchange technology and stent designs, enabling the company to operate effectively in the competitive vascular devices market.

Innovative Research and Development Programs

In addition to its broad product portfolio, Abbott is conducting advanced research and development programs that are focused on finding innovative solutions for treating vascular disease. With Guidant, Abbott now has two drug-eluting stents in development: ZoMaxx, a state-of-the-art stent coated with a proprietary immunosuppressant drug, zotarolimus, designed specifically to combat vessel re-narrowing; and XIENCE V, an everolimus-eluting stent on the MULTI-LINK VISION® cobalt chromium stent platform, which recently received approval in Europe. The combined organization also is leading the industry with a number of next-generation research programs including a stent that elutes two drugs targeted at difficult-to-treat patients such as diabetics, and a bioabsorbable drug-eluting coronary stent designed to be fully absorbed by the vascular tissue following the restoration of blood flow.

Guidant Vascular Sales and Employees

The transaction provides Abbott with Guidant’s vascular intervention and endovascular solutions business units, which had combined sales of more than $1 billion in 2005. These business units add nearly 6,000 employees worldwide to Abbott in three primary locations: Santa Clara, Calif.; Temecula, Calif.; and Clonmel, Ireland. The addition of Guidant’s California-based employees boosts Abbott’s presence in the state – currently the headquarters of Abbott’s diabetes care and vascular businesses – from more than 3,000 to more than 7,000 employees.

Financial Details

Abbott paid $4.1 billion in cash for Guidant’s vascular business. In addition, Abbott will pay Boston Scientific milestone payments of $250 million at U.S. Food and Drug Administration approval of Guidant’s drug-eluting stent, and an additional payment of $250 million upon a similar approval in Japan. Abbott also provided Boston Scientific with a five-year, $900 million interest-bearing loan. In addition, Abbott has purchased approximately 64 million shares of Boston Scientific stock for $1.4 billion, which represents less than 5 percent of the company.

Abbott expects that the Guidant transaction will be accretive to earnings per share in 2007 and beyond. Further information, including financial details, will be provided on the conference call scheduled for 8 a.m. Central time today (9 a.m. Eastern), as previously announced. A live webcast of the conference call will be accessible through Abbott’s Investor Relations Web site at www.abbottinvestor.com. An archived edition of the call will be available after 11 a.m. Central time. Abbott also furnished an 8-K today regarding the Guidant transaction.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company now employs 65,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in the “Risk Factors” section and Exhibit 99.1 of our Securities and Exchange Commission Form 10-K for the period ended December 31, 2005, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

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